Exhibit 23.2
Consent of Independent Auditor
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of MedAvail Holdings, Inc. of our report dated September 2, 2020 relating to the consolidated financial statements of MedAvail, Inc., which appears as an Exhibit to MedAvail Holdings, Inc.’s (formerly known as MYOS RENS Technology Inc.) Registration Statement on Form S-4, as amended.
We also consent to the references to us under the heading “Explanatory note” in the above referenced Registration Statement on Form S-8.
/s/ PricewaterhouseCoopers LLP
Chartered Professional Accountants, Licensed Public Accountants
Oakville, Ontario, Canada
December 1, 2020

PricewaterhouseCoopers LLP
PwC Centre, 354 Davis Road, Suite 600, Oakville, Ontario, Canada L6J 0C5
T: +1 905 815 6300; F: +1 905 815 6499, www.pwc.com/ca

“PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership.